Exhibit 99.2

                            CONFIRMING STATEMENT


	This Statement confirms that the undersigned, Andrew Raab, has authorized and designated Siu Chiang to execute and file on the undersigned's behalf all filings that the undersigned may be required to file with the U.S. Securities and Exchange Commission under Section 13 or Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"). The authority of Siu Chiang under this Statement shall remain in full force and effect until revoked by the undersigned in a signed writing provided to Siu Chiang. The undersigned acknowledges that Siu Chiang is not assuming any of the undersigned's responsibilities to comply with Section 13 or Section 16 of the Act.


Date: November 13, 2012				/s/ Andrew Raab